Exhibit 99

MedicalCV, Inc. Receives 4 Notices of Allowance on Laser-Based Cardiac Ablation Technology

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 10, 2006—MedicalCV, Inc. (OTCBB:MCVI.OB), www.medcvinc.com, announced today that it has received notices from the U.S. Patent Office that it will allow four of the Company’s patent applications covering various methods and apparatus for treating tissue including treatments for atrial fibrillation (AF). This intellectual property coverage provides protection for use of both the Company’s minimally invasive system and the surgical wand products. The Company has additional U.S. and international patent applications pending. MedicalCV is a cardiovascular surgery company focused on developing a true, minimally invasive procedure (closed chest, beating heart) for the treatment of atrial fibrillation by utilizing a laser-based technology platform for cardiac tissue ablation in surgery.

Marc P. Flores, President and CEO of MedicalCV commented, “These four Notices of Allowance from the United States Patent and Trademark Office are a testament to both the tremendous two-year effort of our Research & Development team and our unwavering commitment to delivering a stand-alone, closed-chest, beating heart procedure for the potential treatment of atrial fibrillation, the most common heart arrhythmia in the United States.”

About MedicalCV, Inc.

MedicalCV, Inc., a cardiovascular surgery device manufacturer, focuses on the development and introduction of products designed to improve patient outcomes through the early treatment of cardiovascular disorders and disease, specifically products used by cardiac surgeons to ablate cardiac tissue as a potential means to treat atrial fibrillation. The Company’s core technology is the AtriLaze Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The Company acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004. The AtriLaze System is now being used by surgeons at select centers in concomitant open-heart surgical procedures. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; adoption of minimally invasive techniques for the treatment of atrial fibrillation through ablation; the time and costs involved in obtaining regulatory clearance for our products; competing technological and pharmacological developments; and dependence upon governmental reimbursements for cardiac procedures. For more detailed information about these risks and uncertainties, please review the Company’s Current Report on Form 10-KSB, as filed with the Securities and Exchange Commission on July 20, 2006.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information on MedicalCV, Inc., please visit www.medcvinc.com.